As filed with the Securities and Exchange Commission on March 6, 2018.
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APOLLO ENDOSURGERY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	16-1630142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1120 S. Capital of Texas Highway
Building 1, Suite #300
Austin, Texas 78746
(Address, including zip code, of principal executive offices)
(512) 279-5100
(Registrant’s telephone number, including area code)
Apollo Endosurgery, Inc.
2017 Equity Incentive Plan
(Full Title of the Plans)
Todd Newton
Chief Executive Officer
1120 S. Capital of Texas Highway
Building 1, Suite #300
Austin, Texas 78746
(512) 279-5100
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Mark B. Weeks
John T. McKenna
Josh Seidenfeld
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	691,648 (2)	$5.98 (3)	$4,136,055	$515

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable under the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan (the "2017 Plan") by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant's Common Stock.

(2)
Represents 691,648 additional shares of Common Stock reserved for future issuance under the 2017 Plan by reason of the annual increase provisions of the 2017 Plan. The number of shares reserved for issuance under the 2017 Plan will automatically increase on January 1st each year by the lesser of (a) an amount equity to four percent (4%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (b) a lesser number determined by the Registrant's board of directors.

(3)
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $5.98 per share, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global market on March 2, 2018, a date that is within five business days prior to the date on which this Registration Statement is being filed.

EXPLANATORY NOTE
Apollo Endosurgery, Inc. (the “Company”) is filing this Registration Statement on Form S-8 for the purpose of registering an additional 691,648 shares of Common Stock under the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan, which shares are in addition to the shares of Common Stock registered on the Company’s Registration Statement on Form S-8 filed on June 15, 2017 (File No. 333-218773), (the “Prior Form S-8”).
PART II
ITEM 3. Incorporation of Certain Documents by Reference
Pursuant to General Instructions E to Form S-8, the contents of the Prior Form S-8 are incorporated by reference.
The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:
(a)the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018 (File No. 001-35706);
(b)the Company’s Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 23, 2018 (File No. 001-35706); and
(c)the description of the Company’s Common Stock, which is registered under Section 12 of the Exchange Act of 1934, as amended, (the "Exchange Act") in the registration statement on Form 8-A12B/A, filed with the SEC on October 31, 2012 (File No. 001-35706).
(d)All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities
Not applicable.
ITEM 5. Interests of Named Experts and Counsel
Not applicable.
ITEM 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
The Company’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Company’s amended and restated bylaws require it to indemnify its directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Company’s certificate of incorporation from limiting the liability of the Company’s directors for the following:
•any breach of the director’s duty of loyalty to the Company or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•any transaction from which the director derived an improper personal benefit.
The Company has entered into agreements to indemnify each of its directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.
The Company may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. The Company has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Company.
ITEM 7. Exemption from Registration Claimed
Not applicable.
ITEM 8. Exhibits

Exhibit No.	Exhibit Description	Schedule / Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation	8-K	001-35706	3.1	June 13, 2017
4.2	Amended and Restated Bylaws	8-K	001-35706	3.2	June 13, 2017
4.3	Specimen Common Stock Certificate of Apollo Endosurgery, Inc.	10-Q	001-35706	4.1	May 4, 2017
5.1*	Opinion of Cooley LLP
23.1*	Consent of KPMG LLP, Independent Public Accounting Firm
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	Apollo Endosurgery, Inc. 2017 Equity Incentive Plan	8-K	001-35706	10.1	June 13, 2017
99.2	Forms of grant notice, stock option agreement and notice of exercise under the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan	8-K	001-35706	10.2	June 13, 2017
99.3	Forms of restricted stock unit grant notice and award agreement under the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan	8-K	001-35706	10.3	June 13, 2017
 ____________

*Filed herewith.

ITEM 9. Undertakings

1.	The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 6th day of March, 2018.

APOLLO ENDOSURGERY, INC.

By:	/s/ Todd Newton
Name:	Todd Newton
Title:	Chief Executive Officer

Power of Attorney

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Todd Newton and Stefanie Cavanaugh, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Newton	Chief Executive Officer and Director	March 6, 2018
Todd Newton	(Principal Executive Officer)

/s/ Stefanie Cavanaugh	Chief Financial Officer, Treasurer and Secretary	March 6, 2018
Stefanie Cavanaugh	(Principal Financial Officer)

/s/ Chrissy Citzler-Carr	Controller	March 6, 2018
Chrissy Citzler-Carr	(Principal Accounting Officer)

/s/ Richard J. Meelia	Chairman of the Board	March 6, 2018
Richard J. Meelia

/s/ Rick Anderson	Director	March 6, 2018
Rick Anderson

Signature	Title	Date

/s/ Matthew S. Crawford	Director	March 6, 2018
Matthew S. Crawford

/s/ John W. Creecy	Director	March 6, 2018
John W. Creecy

/s/ William D. McClellan, Jr.	Director	March 6, 2018
William D. McClellan, Jr.

/s/ R. Kent McGaughy, Jr.	Director	March 6, 2018
R. Kent McGaughy, Jr.

/s/ David C. Pacitti	Director	March 6, 2018
David C. Pacitti

/s/ Bruce Robertson, Ph.D.	Director	March 6, 2018
Bruce Robertson, Ph.D.